Exhibit 10.1

NetSuite Inc.

2955 Campus Drive, Suite 100

San Mateo, CA, 94403—2511

April 19, 2013

Mr. James Ramsey

c/o NetSuite Inc.

2955 Campus Drive, Suite 100

San Mateo, CA 94403—2511

Re: Leave of Absence

Dear James:

This letter will serve to confirm the terms of your unpaid personal leave of absence from NetSuite Inc. (“NetSuite”).

From April 1, 2013 through April 30, 2013, as we have mutually agreed, you will serve as Advisor to the Chief Operating Officer (“COO”) performing such duties as the COO shall designate. For the month of April 2013, you will continue to earn your base salary, unchanged from prior periods. You will not be eligible for cash incentive compensation under either the Executive Incentive Performance Based Compensation Plan or under the Sales Incentive Plan or under any other regular incentive compensation program for your work during the month of April. You will be eligible for performance based incentive compensation of up to thirty thousand ($30,000) dollars for your work during the month of April 2013, based upon your achievement in April 2013 of objectives established by the COO.

Commencing at the close of business on April 30, 2013, you will begin a six-month leave of absence. At the end of this six-month period (unless you terminate your employment with NetSuite prior to the expiration of this leave of absence), we will re-evaluate your employment situation with you and decide how best to proceed, which may include terminating your employment or further extending the leave of absence. Notwithstanding the foregoing, both you and NetSuite will be permitted to end your leave of absence and terminate your employment at any time for any reason. If during your leave of absence you commence employment (including starting your own business) or you provide consulting services to any business, your leave of absence will immediately expire and your employment with NetSuite will immediately terminate. You agree that upon commencement of any such services that you will notify Jim McGeever, the Company’s Chief Operating Officer, in writing, and send a copy to the Company’s Chief People Officer and the Company’s General Counsel.

With the foregoing in mind, we have approved your leave of absence on the terms and conditions set forth in this letter as follows:

•

During your leave of absence, we will suspend the payment of your salary and all other compensation and the provision and accrual of all benefits (including, but not limited to, paid time off and health and welfare benefits) and you will not be eligible to earn any form of compensation. You will not be eligible for a retroactive grant of personal time off, vacation or holiday compensation, other compensation, or vesting in equity awards (except as expressly described below) or any other benefit for the period of your personal leave of absence upon your return.

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Your medical, dental and vision coverage will continue through April 30, 2013. After your medical, dental or vision coverage terminates, you will be eligible to continue these benefits if you wish to do so by electing continuation coverage under COBRA. COBRA allows you to remain on the same medical, dental and vision plans you had in place while active on NetSuite payroll but will require your active and timely election of COBRA coverage and remittance of monthly premium payments from you per the instructions you will be receiving in the COBRA packet from WageWorks, our COBRA administrator.

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You agree and acknowledge that the Amended and Restated Severance and Change of Control Agreement between you and NetSuite dated effective August 4, 2009 is hereby terminated and cancelled and you will have no further entitlements to any rights, payments, or benefits thereunder or under any other severance or change of control agreement, policy, arrangement or understanding.

•

During your leave of absence and in accordance with and as permitted by standard NetSuite policy, your outstanding stock options or other equity awards granted under NetSuite’s equity plans will continue vesting during your leave of absence up to a maximum of ninety (90) calendar days. If you return to full-time employment at NetSuite after your leave, the vesting term on your equity awards, which have not terminated by their terms, will commence vesting again on the date that you return to work full-time. Please note that the vesting schedule will be extended for the period of time during which vesting was suspended such that the final vesting date on each award will be moved out by the number of days that you were on leave after your awards ceased vesting. The specific terms of your continued vesting during your authorized leave of absence are set forth in, and subject to, the NetSuite Leave of Absence Equity Award Vesting Policy, which we will provide to you under separate cover. Further, you acknowledge that under the Internal Revenue Code rules governing incentive stock options, if your leave of absence extends beyond three months, then six months following the first day of your leave of absence, any incentive stock options you hold will convert to nonstatutory stock options.

You acknowledge and agree that NetSuite has paid to you all salary, wages, bonuses, commissions and any and all other benefits due to you as of the date of this letter, except for any potential compensation due to you under the Company’s cash performance based incentive compensation program relating to the Q1 2013 performance period and any benefit entitlements vested pursuant to written terms of any applicable employee benefit plan sponsored by NetSuite. Any such performance compensation for Q1 2013 will only be paid to the extent earned and at the same time related performance compensation are paid to other NetSuite executives. In addition, you acknowledge and agree that NetSuite has reimbursed you for all company-related expenses that have been incurred to date, except for expenses incurred since January 1, 2013, which will be submitted prior to May 1, 2013, to the Company for reimbursement.

You understand and agree that your employment remains at-will and NetSuite does not guarantee or make any representation that it will continue to employ you, in your former position of Executive Vice President, Worldwide Sales and Distribution (which position you ceased holding on March 31, 2013) or any other position or capacity following the expiration of your leave of absence. If at any time you decide that you do not wish to return to NetSuite upon expiration of your leave of absence, please contact Jim McGeever, the Company’s Chief Operating Officer.

Please note that during your leave of absence and thereafter, you will continue to be subject to the terms and conditions of the Confidentiality and Invention Assignment Agreement executed by you and NetSuite and that any post-employment non-solicitation covenants applicable to you will commence upon the date your employment with NetSuite actually terminates (and will not commence retroactively to the commencement of your leave of absence or any other date prior to your employment termination). In addition, upon commencement of your leave of absence, you will be required to return all NetSuite property, including, but not limited to, your access card, keys, laptop computer, pager, mobile phone, badge, company calling card, and all company confidential materials. In addition, as a matter of standard protocol, upon commencement of your leave of absence your access to your NetSuite e-mail account and NetSuite’s restricted business premises will be discontinued and you will have no authority to discharge contracts, agreements, personnel activities, or to perform any duties on behalf of, or as a representative or service provider of, NetSuite or any of its affiliates.

We request that you use your best efforts to keep the existence, contents and terms of this letter confidential. Please use every reasonable precaution to prevent disclosure of any information related to this letter, except to those parties who have a reasonable need to know of this letter.

Everyone here wishes you the best and we hope that you are able to return to NetSuite.

Sincerely,

NETSUITE INC.

By:	/s/ Jim McGeever
Jim McGeever

Acknowledged and Agreed:

/s/ James Ramsey
James Ramsey

Date: April 19, 2013